UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2004

OPLINK COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31581	77-0411346
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3469 North First Street
San Jose, California 95134
(Address of principal executive offices) (Zip code)

(408) 433-0606
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On October 28, 2004, the Registrant and Cayman Oplink Communications, Inc., a newly formed, wholly owned Cayman Islands subsidiary of the Registrant (“Buyer”), entered into a Stock Purchase Agreement with all the shareholders of EZconn Corporation (“EZconn”), a privately-held Taiwanese company that manufactures cable and photonics components for broadband access equipment manufacturers. Pursuant to the Stock Purchase Agreement and related ancillary agreements, Buyer will pay $30 million for all of the shares of EZconn and certain assets related to the business of EZconn, of which $9 million will be paid in cash and $21 million will be paid in shares of common stock of the Registrant to be issued pursuant to the Subscription Agreement described below. Buyer will also assume approximately $12 million in net debt of EZconn, which will be repaid at or promptly following the closing of the acquisition. The closing of the acquisition is subject to the Registrant’s satisfactory completion of its due diligence investigation of EZconn, approval by the Investment Commission of the Ministry of Economic Affairs of the Republic of China and certain other customary closing conditions. The acquisition is expected to close in January 2005.

     In connection with the transaction, the Registrant entered into a Subscription Agreement with eight of the shareholders of EZconn, pursuant to which the Registrant will issue $21 million in shares of its common stock to such persons upon the closing of the acquisition of EZconn contemplated by the Stock Purchase Agreement. The material terms of the Subscription Agreement are described in Item 3.02 of this Current Report on Form 8-K.

Item 3.02 Unregistered Sale of Equity Securities

     On October 28, 2004, the Registrant entered into a Subscription Agreement with eight of the shareholders of EZconn, pursuant to which the Registrant will issue $21 million in shares of its common stock to such persons upon the closing of the acquisition of EZconn contemplated by the Stock Purchase Agreement described in Item 1.01 of this Current Report on Form 8-K. The shares of common stock will be issued at a price per share based on the 20-day average closing price of the Registrant’s common stock for the period ending one day prior to the closing of the acquisition of EZconn contemplated by the Stock Purchase Agreement, provided that (i) if the 20-day average closing price exceeds $1.83, the price per share shall be $1.83, and (ii) if the 20-day average closing price is less than $1.66, the price per share shall be $1.66. The shares will not be issued unless the acquisition of EZconn contemplated by the Stock Purchase Agreement is closed.

     The shares of common stock to be issued to eight of the shareholders of EZconn will not be registered under the Securities Act of 1933, as amended, or any state securities laws. The Registrant will rely on exemptions from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof and Regulation S promulgated thereunder on the basis that the offer and sale of the shares does not involve a public offering and is an offshore transaction not involving any U.S. person. The Registrant has agreed to grant certain registration rights to the purchasers.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1 Press release entitled “Oplink Broadens Portfolio of Offerings for the Access Communications Market; Company Signs Definitive Agreement to Acquire EZconn,” dated October 28, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPLINK COMMUNICATIONS, INC.

Date: October 28, 2004	By:	/s/ Bruce D. Horn

	Name:	Bruce D. Horn
	Title:	Chief Financial Officer

INDEX TO EXHIBITS

Exhibit
Index	Description
99.1	Press release entitled “Oplink Broadens Portfolio of Offerings for the Access Communications Market; Company Signs Definitive Agreement to Acquire EZconn,” dated October 28, 2004.